Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453
	Telephone:	781-250-0111
FOR IMMEDIATE RELEASE	Telefax:	781-250-0115

CONTACT:

Laura L. Whitehouse

Vice President, Market Development

(781) 419-1812

Repligen Reports First Quarter Fiscal Year 2011 Financial Results

Product Sales Increase by 73%

WALTHAM, MA – August 5, 2010 – Repligen Corporation (NASDAQ: RGEN) today reported results for the first quarter of fiscal year 2011, ended June 30, 2010. Total revenue for the first quarter was $7,010,000 compared to total revenue of $5,061,000 for the first quarter of fiscal year 2010, an increase of $1,949,000 or 39%. Bioprocessing product revenue for the first quarter was $4,269,000 compared to $2,473,000 for the first quarter of fiscal 2010, an increase of $1,796,000 or 73%. Royalty and research revenue for the first quarter, which consisted primarily of royalty payments from Bristol-Myers Squibb on the U.S. sales of Orencia®, was $2,741,000 compared to $2,588,000 for the same quarter in the prior year.

Operating expenses for the first quarter were $6,121,000 compared to $6,489,000 for the first quarter of fiscal year 2010. This decrease in operating expenses of $368,000 was primarily due to decreased spending due to the completion of our Phase 3 clinical trial of RG1068 for pancreatic imaging. This decrease was partially offset by a milestone payment to McLean Hospital upon the issuance of a U.S. patent covering the use of uridine for the treatment of patients with bipolar disorder.

Net income for the first quarter was $988,000 or $0.03 per diluted share, compared to a net loss for the first quarter of fiscal year 2010 of $1,106,000 or $0.04 per diluted share. Cash, cash equivalents and marketable securities as of June 30, 2010 were $58,638,000 compared to $59,146,000 as of March 31, 2010.

“We are pleased to have achieved strong growth in product revenue for the quarter,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “Profits from our product sales and royalties are supporting our four therapeutics development programs while our strong financial position will allow us to continue to selectively seek acquisitions that strengthen our bioprocessing business and therapeutics pipeline.”

Corporate Update

RG1068 for Imaging of the Pancreas

We are currently analyzing the radiographic images from our Phase 3 study of RG1068, synthetic human secretin. The goal of the study is to evaluate the sensitivity and specificity of RG1068 in combination with MRI to improve the detection of structural abnormalities of the pancreatic ducts relative to MRI alone. Detailed visual assessment of the pancreatic ducts is important in the diagnosis, treatment and evaluation of diseases such as acute and chronic pancreatitis. Because RG1068-MRI elucidates both normal and abnormal anatomy, it may improve patient triage and pre-surgical planning and could aid in avoiding unnecessary and potentially risky procedures such as endoscopy.

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Repligen Reports First Quarter Fiscal Year 2011 Financial Results, August 5, 2010

The analysis of the Phase 3 image data is a “re-read” which was agreed to by the Food and Drug Administration and European Medicines Agency based on the determination that the original analysis was flawed and therefore inconclusive due to deficiencies in performance by the contract research organization overseeing the analysis. We expect to report top-line results from the analysis in approximately six months.

RG2417 for Bipolar Disorder

We expect to complete enrollment in our ongoing Phase 2b clinical trial of RG2417, an oral formulation of uridine, in patients with bipolar depression by the end of September. This study is designed to confirm and extend the results of a Phase 2a study in which 6 weeks of treatment with RG2417 improved the symptoms of bipolar depression when compared to placebo as measured by the Montgomery-Asberg Depression Rating Scale. The positive effect of treatment with RG2417 in the Phase 2a study was primarily observed in patients with a significant history of disease as determined by the number of episodes of mania and depression experienced during their lifetime. We expect to report top-line results of the Phase 2b study in approximately six months. There are more than five million adults worldwide with bipolar disorder, which is an area of high unmet medical need due to the ineffectiveness and significant side effects of current therapies.

RG2833 for Friedreich’s Ataxia

In May, we filed an Investigational New Drug Application with the FDA for a Phase 1 study of RG2833, a selective histone deacetylase 3 (HDAC-3) inhibitor, to evaluate the pharmacokinetic and safety profile of RG2833 in up to 40 healthy volunteers. This study will also evaluate the pharmacodynamic response of various biomarkers in blood to RG2833. The FDA has requested additional toxicology data, and we plan to conduct additional studies to address their questions. RG2833 is the first compound that targets activation of the defective gene responsible for Friedreich’s ataxia. If this therapeutic approach is successful, it has the potential to change the progression of the disease and significantly impact patients’ lives. There are approximately 15,000 people worldwide with Friedreich’s ataxia.

RG3039 for Spinal Muscular Atrophy

SMA is an inherited neurodegenerative disease in which a defect in the SMN1 (“survival motor neuron”) gene results in low levels of the protein SMN and leads to progressive damage to motor neurons, loss of muscle function and, in many patients, early death. RG3039, our lead compound, targets activation of a gene that encodes SMN protein and has been shown to increase production of SMN in cells derived from patients. If this therapeutic approach is successful, it has the potential to change the progression of the disease and significantly impact patients’ lives. We are planning to initiate preclinical GLP toxicology studies later this month to evaluate the suitability of RG3039 for human clinical testing. There are approximately 20,000 SMA patients in the U.S. and Europe with no treatment or cure for their disease.

Bioprocessing Business

For more than twenty years, we have been a leading supplier to the biopharmaceutical industry of Protein A products used in the manufacturing of therapeutic and diagnostic monoclonal antibodies. Sales of our bioprocessing products were negatively impacted last year due to the financial

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Repligen Reports First Quarter Fiscal Year 2011 Financial Results, August 5, 2010

environment; however, this quarter we experienced significant growth in our product revenue due to a rebound in demand from customers. We are seeking to leverage our expertise in protein manufacturing through developing and commercializing new products that improve efficiency in biopharmaceutical manufacturing.

Quarterly Conference Call

Repligen will host a conference call and webcast on Thursday, August 5th at 10:00 a.m. EST, to review our financial results, provide a corporate update and discuss matters related to Repligen’s future performance. This call can be accessed via Repligen’s website at www.repligen.com or by calling (866) 578-5801 for domestic calls and (617) 213-8058 for international calls. Participants must provide the following passcode: 33520390.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on building an integrated company by developing and marketing innovative drugs that deliver the benefits of protein therapies in the fields of neurology and gastroenterology. We have a core competency in large-scale protein manufacturing and have out-licensed certain biologics intellectual property, which provide ongoing sources of revenue. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested at www.repligen.com.

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Repligen Reports First Quarter Fiscal Year 2011 Financial Results, August 5, 2010

REPLIGEN CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,
	2010	2009
Revenue:
Product revenue	$4,268,812	$2,472,590
Royalty and other revenue	2,741,060	2,588,263

Total revenue	7,009,872	5,060,853

Operating expenses:
Cost of product revenue	1,265,750	1,270,474
Cost of royalty and other revenue	371,741	317,745
Research and development	2,695,048	3,383,000
Selling, general and administrative	1,788,238	1,517,357

Total operating expenses	6,120,777	6,488,576

Income (loss) from operations	889,095	(1,427,723)
Investment income	98,958	322,419
Interest expense	—	(676)

Income (loss) before income taxes	988,053	(1,105,980)
Income tax (benefit) provision	—	—

Net income (loss)	$988,053	$(1,105,980)

Earnings (loss) per share:
Basic	$0.03	$(0.04)

Diluted	$0.03	$(0.04)

Weighted average shares outstanding:
Basic	30,767,585	30,742,212

Diluted	30,926,096	30,742,212

	June 30, 2010	March 31, 2010
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$58,637,889	$59,146,447
Working capital	59,118,533	55,023,895
Total assets	71,560,691	71,419,963
Long-term obligations	623,298	642,447
Accumulated deficit	(116,933,052)	(117,921,105)
Stockholders’ equity	67,388,063	66,120,376

*	does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property protection, product development, manufacturing plans and performance, projected changes in the size of our markets, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of our clinical trials; our ability to develop and commercialize products; our ability to obtain required regulatory approvals; the success of current and future collaborative relationships; the market acceptance of our products; our ability to compete with larger, better financed pharmaceutical and biotechnology companies; new approaches to the treatment of our targeted diseases; our expectation of incurring continued losses; our uncertainty of product revenues and profits; our ability to generate future revenues; our ability to raise additional capital to continue our drug development programs; our compliance with all Food and Drug Administration regulations; our ability to obtain; maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales and manufacturing capabilities; our dependence on third-party manufacturers and value added resellers; our ability to hire and retain skilled personnel; our volatile stock price; and other risks detailed in Repligen’s annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

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